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Exhibit (e)(3)

September 8, 2010

ABB Ltd
Affolternstrasse 44
8050 Zurich
Switzerland

Attention: Joe Hogan, Chief Executive Officer

        This letter refers to that agreement, dated January 21, 2010 (the "Agreement"), between ABB Ltd ("ABB") and Baldor Electric Company ("Baldor"), under which Baldor agreed to provide certain Confidential Information (as defined in the Agreement) to ABB.

        Under Section 4 of the Agreement, ABB agreed that for a period ending eighteen (18) months from the date of the Agreement, it would not take certain steps with regard to acquiring Baldor or its stock. In consideration for Baldor providing additional Confidential Information to ABB, the parties wish to extend the forgoing period to twenty four (24) months from the date of the Agreement, or until January 21, 2012.

        To effectuate the foregoing, by execution of this letter the parties hereby amend the second sentence of Section 4 of the Agreement to read as follows:

    "You hereby agree that, for a period ending on the earlier of (x) twenty four (24) months from the date of the Agreement, and (y) the public announcement of, or a third party's making of a proposal regarding, (i) a merger, consolidation, reorganization, restructuring, recapitalization or other business combination of or involving the Company or any of its Significant Subsidiaries (as defined in Regulation S-X), (ii) a tender or exchange offer for at least 20% of the voting securities of the Company, or (iii) an acquisition of a significant portion of the consolidated assets of the Company, unless specifically invited in writing by the Company, neither you nor any of your affiliates will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any voting securities (or beneficial ownership thereof) of the Company, or rights or options to acquire any voting securities (or beneficial ownership thereof) of the Company, including derivative securities representing the right to vote or economic benefits of any such securities, or any material assets, indebtedness or businesses of the Company or any of its affiliates, (ii) any tender or exchange offer, merger or other business combination involving the Company, or any of its affiliates, or any assets of the Company or its affiliates constituting a significant portion of the consolidated assets of the Company and its affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other similar extraordinary transaction with respect to the Company or any of its affiliates, or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its affiliates; (b) form, join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934, as amended (the "1934 Act")) with respect to, or otherwise act in concert with any person in respect of, any of the types of matters set forth in (a) above; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of Company or to obtain representation on the Board of Directors of the Company; or (d) take any action which would or would reasonably be expected to result in a public announcement regarding any of the types of matters set forth in (a) above; provided, however, that nothing in this Section 4 will prohibit the passive ownership by any person or "group" (as defined under the 1934 Act) of not more than 2% of the common stock, par value $.01 per share, of the Company, so long as such person or group has no intention to, and does not, exercise any "control" (as defined in Rule 12b-2 under the 1934 Act) over the Company or participate in the business of the Company."

        The Agreement, as amended by this letter, remains in full force and effect and contains the entire agreement between the parties concerning the subject matter hereof, and the undersigned hereby reaffirm their agreements and obligations thereunder. This letter may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This letter and all controversies arising from or relating to performance under this letter shall be governed by and construed in accordance with the laws of the State of New York.

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        Please confirm your agreement to the foregoing by signing both copies of this letter and returning one to the undersigned.

Very truly yours,

BALDOR ELECTRIC COMPANY
By:	/s/ RON TUCKER Ron Tucker President and COO
CONFIRMED AND AGREED of the date written above:
By:	/s/ JOE HOGAN Joe Hogan Chief Executive Officer
By:	/s/ DIANE DE SAINT VICTOR Diane de Saint Victor General Counsel

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  Exhibit (e)(3)